                                                               EXHIBIT (a)(5)(C)


           THE SHAW GROUP INC. ANNOUNCES FINAL RESULTS OF TENDER OFFER
             FOR $384.6 MILLION OF ITS LIQUID YIELD OPTION(TM) NOTES


Baton Rouge, Louisiana, March 31, 2003 - The Shaw Group Inc. (NYSE: SGR) ("Shaw" or "the Company") today announced the final results for its tender offer (the "Offer"), announced on February 26, 2003, for $384.6 million principal amount at maturity of its Liquid Yield Option(TM) Notes due 2021 (Zero Coupon -- Senior) (the "LYONs").

The Offer expired at 4:15 p.m. Eastern time, on Wednesday, March 26, 2003.

Pursuant to Shaw's Offer, $689,003,000 aggregate principal amount at maturity of LYONs were validly tendered and not withdrawn prior to the expiration of the Offer. Shaw only accepted for payment the offer amount stated in its offer to purchase, equal to $384.6 million aggregate principal amount at maturity of LYONs. In order to limit it's purchase of LYONs to the stated offer amount in accordance with the modified Dutch auction procedure described in Shaw's offer to purchase, Shaw accepted for payment such LYONs that were validly tendered at or below $645 per $1,000 principal amount at maturity on a pro rata basis from among such tendered LYONs, with the purchase price for all such LYONs accepted for payment equal to $645 per $1,000 principal amount at maturity. As a total of $554,432,000 aggregate principal amount at maturity of LYONs were validly tendered at or below $645 per $1,000 principal amount at maturity, for each holder of LYONs who validly tendered LYONs at or below $645 per $1,000 principal amount at maturity, Shaw purchased approximately 69% of such holder's LYONs validly tendered at or below such price. Shaw paid the Depositary the aggregate purchase price of $248,066,355 for the LYONs.

Credit Suisse First Boston LLC acted as dealer manager, and D.F. King & Co., Inc. acted as the information agent in connection with the Offer.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities, with respect to any LYONs.


For more information, please contact Shaw's Vice President of Corporate Communications at 225-932-2500.


The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management "believes," "expects," "anticipates," "plans," or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements Except for its obligations under Rule 13e-4(c)(3) and Rule13e-4(e)(3) of the Securities Exchange Act of 1934, as amended, to disclose any material changes in the information previously disclosed to holders of LYONs, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in Section 14-"Certain Significant Considerations" of the Offer to Purchase filed as an exhibit to the Company's Schedule TO filed with the SEC on February 26, 2003 relating to its tender offer, the "Risk Factors" described in Item 7- "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Company's annual report on Form 10-K for the fiscal year ended August 31, 2002 and on the Company's web-site under the heading "Forward Looking Statement". These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.